Exhibit 99.1

eOn Communications Receives NASDAQ Letter

SAN JOSE, CA (February 6, 2008) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today announced that on January 31, 2008 it received a NASDAQ Staff Determination Letter from the NASDAQ Stock Market. The letter states that the Staff has determined the Company failed to regain compliance with the minimum closing bid price of $1.00 by January 30, 2008, and that unless the Company requests an appeal of the determination, trading of the Company’s common stock will be suspended at the opening of business on February 11, 2008, and a Form 25-NSE will be filed with the SEC, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

Under the Nasdaq rules, the Company is entitled to and has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and the Company’s plan to regain compliance. The suspension of the Company’s listing will be stayed pending the Panel’s decision. There can be no assurance the Panel will grant the Company’s request for continued listing.

In the event the Company’s common stock is delisted from Nasdaq’s Capital Market, the Company intends to work with its market makers as necessary to obtain quotation on the OTC Bulletin Board market.

About eOn Communications

eOn Communications Corporation is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.